UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2011

ORIGINOIL, INC.
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5645 West Adams Boulevard Los Angeles, California (Address of principal executive offices)	333-147980 (Commission File Number)	26-0287664 (I.R.S. Employer Identification Number) 90016 (Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 9, 2011, Adam Meislik resigned from the Board of Directors of OriginOil (the “Company”).

To fill the vacancy created by Mr. Meislik’s resignation, the Company appointed Paul Reep to the Board of Directors and also appointed him as the Company’s Senior Vice President of Technology.  With more than 25 years of senior management experience in technology and engineering, Mr. Reep has a proven ability for facilitating government and private sector partnerships, including a major multi-agency technology transfer initiative with the Departments of Commerce, Energy, Interior, Agriculture, and the Environmental Protection Agency. The result of this work is still ongoing at the Department of Energy, where bio-energy is a key mission area.  Mr. Reep joins the Company from the USC Stevens Institute for Innovation where he served as Manager of Technology Advancement and Licensing from 2009 to 2011.  Prior to his work at the USC Stevens Institute for Innovation, Mr. Reep was President and Chief Technology Officer of Manakoa Services from 2007 to 2009.  Mr. Reep also served as the Chief Technology Officer of Applied DNA Sciences from 2004 to 2007.

There is no arrangement or understanding between Mr. Reep and any other persons pursuant to which Mr. Reep was selected as a director, and there are no related party transactions involving Mr. Reep that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINOIL, INC.

Date: March 15, 2011	By: /s/ T. Riggs Eckelberry
	Name:	T. Riggs Eckelberry
	Title:	Chief Executive Officer